Exhibit 99.1

Sonida Senior Living Names Tim Cober as Chief Accounting Officer

DALLAS, June 24, 2022 – Sonida Senior Living, Inc. (the “Company” or “Sonida Senior Living”) (NYSE: SNDA), one of the nation’s leading senior living owner-operators, announced the appointment of Tim Cober, CPA, as Chief Accounting Officer, effective July 1, 2022. Cober joins Sonida Senior Living from Spire Hospitality, a national third-party hospitality management company, where he most recently served as Vice President of Accounting. Cober will succeed Howard Garfield whose last day with the Company will be July 1, 2022.

“Tim is a hands-on and results-driven accounting and finance executive with extensive experience leading large teams through organizational change to improve internal processes and systems. Tim has proven business acumen in mergers, acquisitions and portfolio optimization encompassing the full business lifecycle,” said Kevin Detz, Chief Financial Officer. “We are delighted to welcome him to the Sonida team.”

During his time at Spire Hospitality, Cober was involved in multiple strategic initiatives, including the accounting oversight of complex hotel joint venture structures and corporate accounting with varying bases of accounting, including U.S. GAAP, tax and cash. He was responsible for cash management, forecasting and reporting for all Spire Hospitality entities, and he oversaw the status and completion of annual financial and internal audits performed by various national and regional audit firms.

Prior to that, Cober held roles as a Vice President and Corporate Controller and Vice President of Accounting Operations for two leading healthcare organizations. Notably, he transformed the accounting departments at both companies to reduce contract labor, streamline processes and support organizational growth and efficiency.

Earlier in his career, Cober served as Vice President of Central Accounting for Aimbridge Hospitality and was responsible for the Hotel Accounting Department, encompassing approximately $5 billion in revenues, 800 hotels and a staff of 100 professionals.

At the beginning of his career, Cober spent several years as an Assurance Senior for Ernst & Young primarily serving private and public clients in real estate, hospitality and private equity and a Financial Services Associate for Chapman Hext, & Co. P.C.

“This is a time of significant opportunity for Sonida and its stakeholders. I’m honored to accept the role of Chief Accounting Officer,” said Cober. “I look forward to joining the Company and being part of this exceptional team as we contribute to the Company’s important mission.”

Cober graduated with a degree in Accounting from University of Texas, Arlington, and is a Certified Public Accountant.

About the Company

Dallas-based Sonida Senior Living is one of the nation’s leading operators of independent living, assisted living and memory care communities for senior adults. The Company has 76 communities, with capacity for approximately 9,500 residents across 18 states, providing comfortable, safe, affordable communities where residents can form friendships, enjoy new experiences and receive personalized care from dedicated team members who treat them like family.

For more information, visit www.sonidaseniorliving.com or connect with the Company on Facebook, Twitter or LinkedIn.

Contact: Kevin Detz (972) 308-8343, kdetz@sonidaliving.com